Exhibit 99.1

News Release

For More Information Contact
FOR IMMEDIATE RELEASE	Dane Anderson, CFO/VP
February 24, 2005	763-493-6370 / www.mocon.com

MOCON Announces Record Sales and Increased
Earnings for Year Ending December 31, 2004

MINNEAPOLIS, MN, February 24, 2005 – MOCON, Inc. (Nasdaq:MOCO) today reported record sales and increased earnings for the fourth quarter and year ending December 31, 2004.

Sales for 2004 were $25,108,000, a 28 percent increase compared to $19,632,000 for 2003. Net income and net income per share were $2,429,000 and 44 cents (diluted), for 2004, both up 10 percent compared to $2,211,000 and 40 cents (diluted) during the same period in 2003. Fourth quarter 2004 sales were $6,821,000, an increase of 45 percent compared to $4,693,000 for 2003, and net income per share was 13 cents (diluted) for the fourth quarter of 2004, up 63 percent compared to 8 cents (diluted) for the same period in 2003.

Sales for the year represent a new record for the Company and were positively impacted by the $3,825,000 in net additional revenue related to the acquisition of Paul Lippke Handels- GmbH (Lippke) and increases in non-Lippke sales of our permeation products. Operating income for 2004 increased by 10 percent over 2003, despite being negatively affected by the write-off of additional costs assigned to Lippke finished goods inventory under purchase accounting rules of $167,000, amortization of $85,000 related to purchased backlog, and ongoing amortization related to various other purchased intangibles associated with the Lippke acquisition of $177,000. Sales for the fourth quarter were also a record, positively impacted by $1,089,000 in net additional revenue related to Lippke, and also by increases in sales of the gas analyzer products sold by our Baseline-MOCON, Inc. subsidiary. In addition, we recorded a one-time charge of $240,000 in the fourth quarter for the impairment of intangible technology rights related to our Lab Connections, Inc. subsidiary.

“We are pleased to be able to report a new record in quarterly and annual sales,” said Robert L. Demorest, MOCON President and CEO. “The acquisition of Lippke has had a positive impact on sales and operating income, as has an increase in non-Lippke sales of our permeation products. With approximately $7,689,000 in total cash, current and non-current marketable securities, we are actively looking for opportunities for profitable growth, and believe that we are well-positioned to take advantage of opportunities should they arise.”

During 2004, we paid dividends totaling $1,394,000, used cash resources of $900,000 to repurchase common stock and made payment of the base purchase price of $803,000 for the acquisition of Lippke. Our total cash, short-term, and long-term marketable securities position increased $897,000 in 2004. The quarter ended December 31, 2004 marks our 93rd consecutive quarter of profitability, and over 16 years of consecutive quarterly dividend payments. We are proud of both of these achievements, which reflect our ongoing commitment to providing shareholder value.

MOCON is a leading provider of instrumentation and consulting and laboratory services to medical, pharmaceutical, food and other industries worldwide. See www.mocon.com for more information.

This press release contains forward-looking statements that are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. These statements include, but are not limited to, the above statements regarding our belief that we are well-positioned to take advantage of opportunities should they arise, and can otherwise be identified by words such as “will,” “may,” “expect,” “believe,” “anticipate,” “estimate,” “continue,” or other similar expressions. There are important factors that could cause actual results to differ materially from those anticipated by the forward-looking statements made in this press release. These factors include, but are not limited to, uncertainties relating to competition and technological change, worldwide economic and political stability, setbacks in product development programs, order cancellations, slower-than-anticipated customer acceptance of new products, dependence on certain key industries, risk associated with the Company’s acquisition strategy and international operations, and other factors set forth in the Company’s Annual Report on Form 10-K for the year ended December 31, 2003 and other filings with the Securities and Exchange Commission.

MOCON’s shares are traded on the Nasdaq Stock Market under the symbol MOCO.
MOCON is a registered trademark of MOCON, Inc.

MOCON, INC.
SUMMARY CONSOLIDATED FINANCIAL DATA
(in Thousands, Except Per Share Data)

INCOME STATEMENT DATA:   (unaudited)

	Quarter Ended December 31,		Year Ended December 31,
	2004	2003	2004	2003
Sales
Products	$6,319	$4,203	$23,168	$17,751
Consulting Services	502	490	1,940	1,881

Total Sales	6,821	4,693	25,108	19,632

Cost of Sales
Products	3,056	1,943	10,870	7,959
Consulting Services	275	251	999	917

Total Cost of Sales	3,331	2,194	11,869	8,876

Gross Profit	3,490	2,499	13,239	10,756

Research and Development Expense	371	307	1,376	1,313
Selling and Administrative Expense	2,088	1,619	8,385	6,270

Operating Income	1,031	573	3,478	3,173

Other Income	13	35	124	127

Income Before Income Taxes	1,044	608	3,602	3,300

Income Taxes	309	147	1,173	1,089

Net Income	$735	$461	$2,429	$2,211

Net Income Per Common Share:
Basic	$0.14	$0.09	$0.45	$0.41
Diluted	$0.13	$0.08	$0.44	$0.40

Weighted Average Shares:
Basic	5,318	5,397	5,351	5,410
Diluted	5,466	5,520	5,471	5,504

BALANCE SHEET DATA: (unaudited)

	December 31, 2004	December 31, 2003
Assets:
Cash and Marketable Securities	$7,458	$5,942
Accounts Receivable, Net	4,343	3,594
Inventories	3,838	3,762
Other Current Assets	798	669

Total Current Assets	16,437	13,967

Marketable Securities, Noncurrent	231	850
Fixed Assets, Net	2,117	2,099
Other Assets, Net	3,553	3,062

Total Assets	$22,338	$19,978

Liabilities and Stockholders’ Equity:
Total Current Liabilities	$4,594	$3,065
Total Long-Term Liabilities	543	198
Stockholders’ Equity	17,201	16,715

Total Liabilities and Stockholders’ Equity	$22,338	$19,978